UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2011

Norcraft Holdings, L.P.

Norcraft Companies, L.P.

(Exact name of registrants as specified in their charters)

Delaware	333-119696	75-3132727
Delaware	333-114924	36-4231718
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3020 Denmark Avenue, Suite 100

Eagan, MN 55121

(Address of Principal Executive Offices, Zip Code)

Registrants’ telephone number, including area code (800) 297-0661

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Supplemental Indenture

On May 20, 2011, Norcraft Companies, L.P. (the “Norcraft”) announced that it had received the requisite consents in connection with its previously announced consent solicitation for its and Norcraft Finance Corp.’s (“Norcraft Finance”) outstanding 10-1/2% Senior Secured Second Lien Notes due 2015 (the “Notes”). Norcraft, Norcraft Finance and Norcraft Canada Corporation (“Norcraft Canada”) entered into a Supplemental Indenture, dated as of May 20, 2011 (the “Supplemental Indenture”), with U.S. Bank National Association, as Trustee (the “Trustee”) and as Collateral Agent (the “Collateral Agent”), which supplements the Indenture, dated as of December 9, 2009 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Norcraft, Norcraft Finance, Norcraft Canada and the Trustee and Collateral Agent, governing the Notes.

The Supplemental Indenture implements the proposed amendments to the Indenture as described in Norcraft’s Consent Solicitation Statement dated May 16, 2011 (the “Consent Solicitation Statement”). The proposed amendments permit Norcraft and Norcraft Finance to issue additional Notes under the Indenture in an aggregate principal amount of up to $60.0 million (the “Add-On Notes”) and distribute a portion of the proceeds to Norcraft’s indirect parent company, Norcraft Holdings, L.P. (“Holdings”), to purchase the 9-3/4% Senior Discount Notes due 2012 (the “Discount Notes”) issued by Holdings and Norcraft Capital Corp. tendered pursuant to Holdings’ previously announced tender offer and to redeem any remaining outstanding Discount Notes, and make conforming changes to the Indenture. The Supplemental Indenture also includes a consent to the execution and delivery of a separate supplemental indenture, pursuant to which the Add-On Notes will be issued, simultaneously and in connection with the offering of the Add-On Notes. The Supplemental Indenture became effective upon execution, but the proposed amendments will not become operative until payment of the consent fees in accordance with the Consent Solicitation Statement.

This description of the Supplemental Indenture and related matters is not complete and is qualified in its entirety by the actual terms of the Supplemental Indenture, a copy of which is incorporated herein by reference and attached hereto as Exhibit 4.1.

Intercreditor Amendment

In connection with the amendments to the Indenture, Norcraft, Norcraft Finance, Norcraft Intermediate Holdings, L.P. (“Intermediate Holdings”), Norcraft Canada, UBS AG, Stamford Branch, as First Lien Agent, and U.S. Bank National Association, as Original Second Lien Agent and as Second Lien Collateral Agent, entered into an amendment (the “Intercreditor Amendment”) to the Intercreditor Agreement, dated as of December 9, 2009 (the “Intercreditor Agreement”), among UBS AG, Stamford Branch, as First Lien Agent, U.S. Bank National Association, as trustee and as Original Second Lien Agent and as Second Lien Collateral Agent (each term as defined therein), Norcraft, Norcraft Finance, Norcraft Intermediate and Norcraft Canada, to designate the Add-On Notes as “Senior Secured Notes” (as defined in the Intercreditor Agreement). The Intercreditor Amendment is attached hereto as Exhibit 10.1.

Item 8.01	Other Events.

On May 20, 2011, Norcraft issued a press release announcing that it had successfully completed its previously announced consent solicitation for the Notes. The consent solicitation expired at 5:00 p.m., New York City time, on May 20, 2011 (the “Expiration Date”). As of the Expiration Date, Norcraft received consents with respect to approximately $179,993,000 aggregate principal amount representing approximately 99.99%, of the outstanding Notes.

The consent solicitation remains conditioned on, among other things, the receipt by Norcraft of at least $60.0 million in aggregate principal amount of Add-On Notes from a proposed private placement of notes (the “Refinancing Condition”). As the Refinancing Condition has not yet been satisfied, no consent payments will be made by Norcraft at this time.

The press release issued by Holdings is attached hereto as Exhibit 99.1 and is hereby incorporated by reference in this Item 8.01 of this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

4.1	Supplemental Indenture, dated as of May 20, 2011, by and among Norcraft Companies, L.P., Norcraft Finance Corp., Norcraft Canada Corporation and U.S. Bank National Association, as Trustee and as Collateral Agent, related to Norcraft Companies, L.P. and Norcraft Finance Corp.’s 10-1/2% Senior Secured Second Lien Notes due 2015.

10.1	Amendment No. 1 to Intercreditor Agreement, dated as of May 20, 2011, by and among UBS AG, Stamford Branch, as First Lien Agent, U.S. Bank National Association, as Original Second Lien Agent and as Second Lien Collateral Agent, Norcraft Companies, L.P., Norcraft Intermediate Holdings, L.P., Norcraft Finance Corp. and Norcraft Canada Corporation.

99.1	Press release of Norcraft Companies, L.P., dated May 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2011

By:	/s/ LEIGH GINTER
Leigh Ginter
Chief Financial Officer